Exhibit 10.4

November 11, 2026

The Board of Directors

Quantum Cyber N.V.

200 Connecticut Ave.

Suite 400

Norwalk, CT 06854

Dear Sirs:

Please accept this letter as confirmation of my commitment to Quantum Cyber N.V. (the “Company”) and to the maximization of its shareholder value. This letter addresses my financial commitment to the Company.

Specifically:

●	I commit to provide funding to the Company up to $8 million to cover any liquidity gaps the Company may experience as potentially projected in the cash flow forecast dated November 10, 2026.

●	This financial commitment shall be in place from this date through November 30, 2027.

●	My support will come in the form of equity investment, debt, or some combination of the two on terms mutually agreed between myself and the independent members of the Board.

●	Any request/s for funding support will be coordinated with the Company’s Chief Financial Officer.

●	I represent that I currently have the funding and liquidity necessary now and during the period ending November 30, 2027, to provide the committed funding amount per the first bullet point above.

Please accept this letter as my firm commitment.

Sincerely,

/s/ David Lazar
David Lazar
Chief Executive Officer and Chair of the Board